INVESTMENT MANAGEMENT
Reliable Partner | Reliable Investing®

(d)(1)(ii)

May 1, 2024

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

RE: Name Change and Management Fee Rate for Voya Global Multi-Asset Fund

Dear Mr. Modic:

Pursuant to the Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Equity Trust and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to change the name of Voya Global Multi-Asset Fund (the “Fund”) to Voya Global Income & Growth Fund and to modify the annual management fee rate for the Fund, effective on May 1, 2024, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to the change in name and modified management fee rate for the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_______

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Equity Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic___________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Corporate Leaders® 100 Fund	0.500% on first $500 million of assets;
0.450% on next $500 million of assets; and
0.400% thereafter

Direct Investments1
Voya Global Income & Growth Fund	0.750% on all assets
Other Investments2
(formerly, Voya Global Multi-Asset
0.400%
Fund)
Underlying Funds3

0.180% on assets

0.750% on the first $1 billion of assets;
0.725% on the next $1 billion of assets;
Voya Large Cap Value Fund	0.700% on the next $1 billion of assets;
0.675% on the next $1 billion of assets; and
0.650% thereafter

1“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

2

3

“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of form N-1A, as it was in effect as of the date of this contract.

A-1

Series	Annual Management Fee
(as a percentage of average daily net assets)

0.550% on first $500 million of assets;
Voya Mid Cap Research Enhanced	0.525% on next $250 million of assets;
Index Fund	0.500% on next $1.25 billion of assets; and
0.475% thereafter

0.850% on the first $500 million of assets;
Voya MidCap Opportunities Fund	0.800% on the next $400 million of assets;
0.750% on the next $450 million of assets; and

0.700% thereafter

Actively Managed Assets4
Voya Multi-Manager Mid Cap Value	0.800% on assets
Fund	Passively Managed Assets5
0.400% on assets

Voya Small Cap Growth Fund	0.800% on all assets

Voya Small Company Fund	0.750% on all assets

Voya U.S. High Dividend	0.290% on all assets
Low Volatility Fund

Voya VACS Series MCV Fund	0.00% on all assets

Effective Date: May 1, 2024, to reflect the name change from Voya Global Multi-Asset Fund to Voya Global Income & Growth Fund and the modification of the Fund’s management fee rate.

4“Actively Managed Assets” shall mean assets which are not “Passively Managed Assets.”

5“Passively Managed Assets” shall mean assets which are managed with a goal of replicating an index.

A-2